Exhibit 12.1


                                DST SYSTEMS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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

                                                2004          2003          2002         2001         2000         1999
                                             ----------    ----------     ---------    ---------   ---------    ---------
Pretax income from continuing
   operations before adjustment for
   minority interests in
   consolidated subsidiaries or
   income or loss from equity                 $296,706      $417,707       $310,132    $354,977    $325,318     $207,716
   investees

Add:
Fixed Charges                                   73,114        50,328         38,946      31,851      29,351       19,643

Amortization of capitalized  interest              189           167            179         162         118          100

Distributed earnings of equity investees             -           102            371          49          92          468

Subtract:
Capitalized interest                              (597)         (571)          (210)     (1,005)       (852)        (285)

                                              ---------    ----------     ---------    ---------   ---------    ---------
Pretax income as adjusted                     $369,412      $467,733       $349,418    $386,034    $354,027     $227,642
                                              =========    ==========     =========    =========   =========    =========


Fixed charges:

Interest expense                               $55,204       $26,877        $13,379     $ 7,452     $ 5,561      $ 5,154
Interest capitalized                               597           571            210       1,005         852          285
                                              ---------    ----------     ---------    ---------   ---------    ---------
                                                41,273        27,448         13,589       8,457       6,413        5,439

Portion of rents representative of an
   appropriate interest factor                  17,313        22,880         25,357      23,394      22,938       14,204

                                              ---------    ----------     ---------    ---------   ---------    ---------
Total fixed charges                            $73,114       $50,328        $38,946     $31,851     $29,351      $19,643
                                              =========    ==========     =========    =========   =========    =========

Ratio of earnings to fixed charges                 5.1           9.3            9.0        12.1        12.1         11.6

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